CERTIFICATE

      I, Larry L. Greene, Assistant Secretary of Franklin Tax-Exempt Money Fund (the "Fund"), a corporation organized under the laws of the State of California, do hereby certify that the following resolutions were adopted by a majority of the directors present at a meeting held at the offices of the Fund at 777 Mariners Island Boulevard, San Mateo, California, on February 17, 1993.

      RESOLVED, that the purchase of the assets of the Templeton Tax-Free Money Fund series (the "Series") of Templeton Tax-Free Trust (the "Trust") by Franklin Tax-Exempt Money Fund (the "Fund") is deemed to be advisable and in the best interest of the stockholders of the Fund and will not result in any dilution to the interests of the stockholders of the Fund; and

      FURTHER RESOLVED, that the officers of the Fund, in consultation with counsel, are authorized and directed to begin preparation of the documents required in connection with such purchase of assets, including an Agreement and Plan of Reorganization and a registration statement on Form N-14 to be filed with the U.S. Securities and Exchange Commission with respect to the shares of the Fund to be issued in accordance with the purchase of assets.

IN WITNESS WHEREOF, I have subscribed my name this 27th day of August, 1993.


                                          /s/ Larry L. Greene
                                          By: Larry L. Greene
                                              Assistant Secretary